EXHIBIT 99.2

Artelo Biosciences, Inc. Announces Closing of $7.6 Million Underwritten Public Offering and Full Exercise of Underwriters’ Option

LA JOLLA, Calif.–Oct. 14, 2020–Artelo Biosciences, Inc. (NASDAQ: ARTL), a clinical stage biopharmaceutical company focused on developing and commercializing treatments intended to modulate endogenous signaling pathways, including the endocannabinoid system, today announced the closing of an underwritten public offering of units for gross proceeds of approximately $7.6 million, which includes the full exercise of the underwriter's over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by Artelo Biosciences, Inc. The offering is comprised of units, priced at a public offering price of $0.75 per unit, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.75 per share that expires on the fifth anniversary of the date of issuance. The securities comprising the units are immediately separable and were issued separately.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager.

A total of 10,120,000 shares of common stock and warrants to purchase up to 10,120,000 shares of common stock were issued in the offering, including the full exercise of the over-allotment option.  The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-249083), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on October 8, 2020.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering was filed by Artelo Biosciences with the SEC on October 13, 2020. Copies of the final prospectus are available on the SEC’s website at www.sec.gov or can be obtained from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com

About Artelo Biosciences, Inc.

Artelo Biosciences, Inc. is a San Diego-based biopharmaceutical company dedicated to the development and commercialization of proprietary therapeutics intended to modulate endogenous signaling pathways, including the endocannabinoid system.

Investor Relations Contact:

Crescendo Communications, LLC
Tel: 212-671-1020
Email: ARTL@crescendo-ir.com